Exhibit 99.1

FOR IMMEDIATE RELEASE Date Submitted: July 24, 2007 NASDAQ: FBMI	NEWS RELEASE Contact: Tom Sullivan President and CEO Firstbank Corporation 989-466-7328

Firstbank Corporation Announces Director & Officer Appointments

Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced that the Board of Directors has appointed Thomas D. Dickinson to the Firstbank Corporation Board of Directors and James D. Fast, President and CEO of Firstbank–West Michigan, a Vice President of Firstbank Corporation.

Thomas Dickinson most recently served on the ICNB Financial Corporation Board of Directors and was a member of the Board’s Audit Committee. James Fast is the former President/CEO of ICNB Financial Corporation. On July 1, 2007, Firstbank Corporation acquired ICNB Financial Corporation, headquartered in Ionia, Michigan, and renamed the bank Firstbank–West Michigan.

Mr. Dickinson is a principal in the CPA firm of Biggs, Hausserman, Thompson & Dickinson, P.C. in Saranac, Michigan. He also serves as a Managing Member of Biggs and Dickinson Financial Services, LLC and is a member of the Michigan Association of CPAs and the American Institute of CPAs. He is very active in community organizations including the July 2007 completion of 14 years on the board of trustees of the Ionia County Memorial Hospital, Trustee for the Ionia County Community Foundation and the City of Ionia Local Officers Compensation Commission.

James Fast joined ICNB Financial Corporation in January of 1989 as Senior Vice President and Senior Lender of the wholly owned subsidiary bank, Ionia County National Bank. In 1993, he was appointed Executive Vice President and was elected to the Boards of Directors of the bank and parent company. In 1995, he was promoted to President and Chief Operating Officer and assumed the Chief Executive Officer title in 1996. Mr. Fast’s industry involvements include having served on the Board of Directors of the Michigan Bankers Association, currently serving as a member of the Board of Trustees for the MBA’s Robert Perry Schools of Banking, and serving on various MBA committees. His civic activities include the Ionia Downtown Development Authority, Ionia Industrial Fund, Ionia County Community Foundation, and Ionia County Memorial Hospital Foundation.

Firstbank Corporation, headquartered in Alma, Michigan, including the July 1, 2007 acquisition of ICNB Financial Corporation, is a seven bank financial services company with assets of $1.3 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.